AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

METROPOLITAN EDISON COMPANY

Charter Number 229978

(effective December 19, 2007)

ARTICLE I

The name of the corporation is METROPOLITAN EDISON COMPANY (hereinafter referred to as the “Corporation”).

ARTICLE II

The place in the Commonwealth of Pennsylvania where the registered office of the Corporation is located is:

                          2800 Pottsville Pike
                                                           Muhlenberg Township
                                                           Berks County, Pennsylvania  19605

ARTICLE III

The purpose or purposes for which the Corporation is incorporated is as follows:

A.            To generate, produce, acquire, transmit, distribute, furnish, sell, and supply electricity to public and private consumers; and

B.            To engage in any other lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law of 1988, as amended.

ARTICLE IV

The aggregate number of shares which the Corporation is authorized to issue shall be ten million nine hundred thousand (10,900,000) shares, classified as follows:

A.            Common Stock, nine hundred thousand (900,000) shares, without par value;

B.            Preferred Stock, ten million (10,000,000) shares, without par value, and having a maximum aggregate stated value of $250,000,000.

ARTICLE V

The Board of Directors may adopt an amendment to these Articles of Incorporation determining, in whole or in part, the express terms, within the limits set forth in these Articles of Incorporation or the Pennsylvania Business Corporation Law, of any class of shares before the issuance of any shares of that class, or of one or more series within a class before the issuance of shares of that series; including, without limitation, division of shares into classes or into series within any class or classes, determination of the designation and the number of shares of any class or series, and the determination of the relative voting rights, preferences, limitations, rights to dividends, conversion rights, redemption rights, stated value, and other special rights of the shares of any class or series.  The Board of Directors may provide by resolution that any or all classes and series of shares, or any part thereof, may be uncertificated shares, provided that any then-outstanding shares of that class or series represented by a certificate shall not become uncertificated shares until the certificate is surrendered to the Corporation. [15 Pa.C.S. 1528]

ARTICLE VI

A director shall not be personally liable, as such, for monetary damages for any action taken unless: (A) the director has breached or failed to perform the duties of his office under the Articles of Incorporation or the Bylaws of the Corporation, or the Pennsylvania Business Corporation Law; and (B) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This Article shall not apply to: (i) the responsibility or liability of a director pursuant to any criminal statute; or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law. [15 Pa.C.S. §1713]

ARTICLE VII

The Corporation may purchase its shares, regardless of class, from time to time, to such extent, in such manner, and upon such terms as its Board of Directors shall determine. [15 Pa.C.S. §1551]

ARTICLE VIII

The shareholders shall have no right to vote cumulatively in the election of Directors.

ARTICLE IX

The Corporation was incorporated on July 24, 1922 under the Corporation Act of 1874, as amended and supplemented.

ARTICLE X

These Amended and Restated Articles of Incorporation take the place of and supersede the original articles of incorporation and all amendments thereto.